Exhibit 99.1

IMPAC MORTGAGE HOLDINGS, INC.
(AMEX: IMH)

                                  NEWS RELEASE
          ____________________For Immediate Release____________________

Impac Mortgage Holdings, Inc. Reports a 55% Increase in Earnings Per Share to $1.84 for 2002 as compared to $1.19 for 2001

NEWPORT BEACH, CA. - January 29, 2003 - Impac Mortgage Holdings, Inc. (AMEX:
IMH) ("IMH" or the "Company"), a real estate investment trust ("REIT"), reports net earnings of $74.9 million, or $1.84 per diluted share, for 2002 as compared to net earnings of $33.2 million, or $1.19 per diluted share, for 2001. Net earnings for the fourth quarter were $22.1 million, or $0.50 per diluted share, as compared to net earnings of $15.0 million, or $0.48 per diluted share, for the fourth quarter of 2001 and $19.4 million, or $0.47 per diluted share, for the third quarter of 2002. For comparative purposes please refer to the accompanying financial statements for the calculation of core operating earnings and a reconciliation of core operating earnings to net earnings. Core operating earnings exclude certain non-core revenue and expense items that are included in net earnings.

Estimated taxable income was $85.6 million, or $2.10 per diluted share, for 2002 as compared to taxable income of $38.3 million, or $1.37 per diluted share, for 2001. Estimated taxable income for the fourth quarter was $25.9 million, or $0.58 per diluted share, as compared to estimated taxable income of $18.7 million, or $0.61 per diluted share, for the fourth quarter of 2001 and $25.5 million, or $0.61 per diluted share, for the third quarter of 2002. Please refer to the accompanying financial statements for the calculation of estimated taxable income and a reconciliation of estimated taxable income to net earnings.

Joseph R. Tomkinson, Chairman and Chief Executive Officer of Impac Mortgage Holdings, Inc., commented, "2002 was an exciting year for the company. We exceeded our initial goals of $1.60 per share in net earnings and total assets by year-end in excess of $5.0 billion as well as a return to paying consistent and reliable quarterly dividends to our shareholders. Underlying operating results was the success and growth of our core operating businesses, which all made positive earnings contributions during 2002. As a result of the growth of our core operating businesses, year-over-year earnings per share increased 55% and total assets at year-end increased 128% over the prior year."

                          Financial Highlights for 2002

      o Earnings per share ("EPS") increased 55% to $1.84 as compared to $1.19 for 2001

      o Estimated taxable income per share increased 53% to $2.10 as compared to taxable income of $1.37 for 2001

      o Total cash dividends declared increased to $1.76 per share as compared to $0.69 per share for 2001

      o Total assets increased 128% to $6.6 billion as of December 31, 2002 from $2.9 billion for the prior year

      o Book value per share increased to $6.70 as of December 31, 2002 as compared to $6.35 for the prior year

      o Return on average assets and equity was 1.70% and 28.70%, respectively, as compared to 1.48% and 17.40%, respectively, for 2001

      o Total market capitalization was $521.2 million as of December 31, 2002 as compared to $272.0 million for the prior year

      o Dividend yield as of December 31, 2002 was 16.70%, based on an annualized fourth quarter dividend of $0.48 per share and a closing stock price of $11.50

      o Total return to shareholders was 56%, based on common stock price appreciation of $3.00 per share and common stock dividends declared of $1.76 per share

      o Net earnings from the long-term investment operations and warehouse lending operations was 77% of consolidated net earnings as compared to 67% for 2001

      o Impac Funding Corporation ("IFC"), the Company's mortgage operations, acquired and originated $6.0 billion of primarily non-conforming Alt-A mortgages ("Alt-A mortgages") as compared to $3.2 billion for 2001

      o Retained for long-term investment $3.9 billion in principal balance of primarily Alt-A adjustable and fixed rate mortgages which were acquired and originated by the mortgage operations

      o Allowance for loan losses increased to $26.6 million, or 42 basis points of loans receivable, as of December 31, 2002 as compared to $11.7 million, or 43 basis points of loans receivable, for the prior year

      o Average finance receivables to non-affiliates increased 66% to $341.5 million as compared to $205.5 million for 2001

Outlook for 2003

Mr. Tomkinson said, "Although the Mortgage Bankers Association ("MBA") estimates that nationwide mortgage originations may decline 28% from 2002 levels, primarily due to a decline in refinancing activity, we look to modestly increase our loan acquisition and origination levels over 2002 results. Our belief is that Alt-A mortgage originations as a percentage of the total mortgage origination market will continue to grow as mortgage borrowers seek alternatives to the traditional mortgage products offered by government sponsored agencies. We believe that we can increase our share of the Alt-A mortgage market as we have built a solid origination platform that focuses on product, price and service, along with people that work effectively together to profitably manage the acquisition, sale, finance and investment of our mortgage loans. We also believe that we will be less affected by a decline in refinance activity as we rely on purchase money transactions as evidenced by MBA estimates that 58% of nationwide residential mortgage originations during 2002 were from refinancing activity as compared to 45% of the Company's acquisitions and originations that were from refinances during the same period."

Mr. Tomkinson went on to say, "We expect a gradual rise in interest rates towards the latter part of 2003 from the historic lows experienced during 2002 which should lead to a gradual reduction in mortgage refinance activity along with slightly higher borrowing costs and decreased mortgage prepayment rates in our mortgage loan investment portfolio. We also expect a gradual change in the composition of our acquisitions and originations from adjustable rate to fixed rate mortgages, which started during the latter half of 2002 and which we expect will to continue throughout 2003. Fixed rate mortgages held for investment are financed through the issuance of CMOs, which provide fixed rate financing over the life of the mortgages with no interest rate risk or interest rate hedge related expenses. We plan to continue this strategy during 2003 as we believe we will create long-term shareholder value by retaining mortgage assets that have favorable credit profiles, prepayment penalty features and conservative loan-to-value ratios which should generate positive cash flows over a longer time horizon. Our 2003 business plan is also based on an interest rate hedging strategy that should help maintain relatively stable net interest margins, maintain adequate allowance for loan losses and acquire and originate both adjustable and fixed rate mortgages for long-term investment."

New Business Opportunities

Impac Multifamily Capital Corporation

In addition to acquiring mortgages from our mortgage operations during 2002, the long-term investment operations also originated multi-family mortgages through Impac Multifamily Capital Corporation ("IMCC"), a wholly-owned subsidiary of IMH that was formed during the third quarter of 2002. IMCC is located at our headquarters in Newport Beach, California, which allows us to maintain centralized operations and support. IMCC was formed to primarily originate small balance multi-family mortgages with high credit quality, conservative loan-to-value ratios and adjustable rate mortgages with balances ranging from $250,000 to $1.5 million. Multi-family mortgages provide greater asset diversification on our balance sheet as multi-family mortgages typically have higher interest rate spreads and longer lives than residential mortgages. IMCC originated $25.8 million of multi-family mortgages during the fourth quarter of 2002 with an average loan size of $737,000. We expect IMCC to originate in excess of $300.0 million multi-family mortgages during 2003, which will be retained for long-term investment and financed with CMO borrowings. Multi-family mortgages originated during the fourth quarter of 2002 were primarily secured by properties located in California and all multi-family mortgages had interest rate floors with prepayment penalty periods ranging from three to five years with the borrower's weighted average credit score of 731 and a weighted average loan-to-value ratio of 67%.

Novelle Financial Services, Inc.

Novelle Financial Services, Inc. ("Novelle") is a wholly-owned subsidiary of IFC that originates sub-prime residential mortgages through a network of wholesale brokers and subsequently sells its loans to third party investors for cash gains. Novelle began operations during September of 2001 in San Diego, California, where it is currently headquartered, with an initial capital contribution from IFC of $1.5 million. Subsequently in August of 2002, IFC contributed an additional $3.5 million to Novelle to provide the necessary capital for Novelle to continue its growth. Novelle exceeded origination and profitability goals for 2002 as it originated $404.9 million of sub-prime mortgages and contributed net earnings of $1.7 million to the mortgage operations, which reflected a return on average equity of 69%. We expect Novelle's sub-prime mortgage originations to grow to approximately $700.0 million in 2003.

Other Operating Business Segments

Long-Term Investment Operations

We exceeded our growth targets for 2002 as the long-term investment operations acquired $3.9 billion in principal balance of primarily Alt-A adjustable and fixed rate mortgages from the mortgage operations and retained $25.8 million of multi-family mortgages originated by IMCC, which increased CMO collateral and loans held for investment to $5.2 billion at December 31, 2002 from $2.2 billion for the prior year. Mortgages acquired for long-term investment were primarily financed through the issuance of CMOs and sale of common stock. We issued CMOs totaling $3.9 billion of which $3.3 billion were adjustable rate CMOs and $597.0 million were fixed rate CMOs. We also raised $116.0 million from the issuance of
13.3 million new shares of common stock. By issuing new shares periodically throughout the year we were able to utilize new capital more efficiently and profitably, which was important in last year's market as yields on high investment grade alternatives for cash were extremely low. Issuing new shares of common stock was accretive to pro forma book value per common share, which increased to $7.80 at December 31, 2002 as compared to $7.23 for the prior year. Pro forma book value excludes $50.2 million of unrealized mark-to-market losses on derivative instruments that is reflected on the financial statements as a reduction to stockholder's equity.

Warehouse Lending Operations

The warehouse lending operations were a significant contributor to overall earnings during 2002 which we expect to continue throughout 2003. Advances on warehouse lines were $1.1 billion as of December 31, 2002 as compared to $466.6 million for the prior year. Average outstanding advances to non-affiliates increased 66% to $341.5 million in 2002 as compared to $205.5 million during 2001 as new clients were added and mortgage activity with existing clients reflected the overall increase in mortgage demand during 2002. With our expectation that nationwide mortgage demand will gradually decline in 2003, we project growth in average outstanding advances to non-affiliates will remain relatively flat during 2003.

Mortgage Operations

William S. Ashmore, President and Chief Operating Officer, commented, "Net earnings rose 56% to $17.2 million in 2002 as compared to $11.0 million during 2001 as total mortgage acquisitions and originations increased 88% to $6.0 billion from $3.2 billion, respectively. The mortgage operations sold $3.9 billion in principal balance of mortgages to the long-term investment operations, which included $600.0 million of fixed rate mortgages that were retained and financed through the issuance of fixed rate CMOs. By selling fixed rate loans to the long-term investment operations, the Company as a whole is less reliant on revenue generated from gain on sale of loans and is more reliant on revenue generated from its balance sheet. We believe that this strategy will provide more earnings over time than would be received on earnings generated strictly from loan sales."

New Reporting Schedule

In an effort to comply with new reporting guidelines set forth by the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission ("SEC"), we anticipate accelerating the reporting timeframes that Form 10-Qs and 10-Ks are available to the public and in the process eliminating our quarterly earnings releases (with the exception of the fourth quarter earnings release). Therefore, beginning with the first quarter of 2003, we expect to file our quarterly Form 10-Q approximately 35 days after quarter-end. This will bring us into compliance with Form 10-Q filing deadlines as mandated by the SEC two years before required. Upon filing our quarterly Form 10-Q, we intend to publish a brief press release that summarizes our quarterly results. We plan to continue quarterly conference calls to discuss results of operations and publish a monthly fact sheet, which can be viewed on our website at www.impaccompanies.com, which provides selected unaudited financial information and results on a monthly basis. We plan to file our Form 10-K according to the accelerated schedule as mandated by the SEC that requires a 75-day filing period beginning with the 2003 annual Form 10-K and a 60-day filing period beginning with the 2004 annual Form 10-K. For year-end and fourth quarter results of operations we expect to publish an earnings release approximately 30 days after year-end.

For additional information, questions or comments call or write to the investor relations group and ask for Tania Jernigan at (949) 475-3600 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com. The Company has announced a conference call and live web cast on Thursday, January 30, 2003 at 9:30 a.m. Pacific Time (12:30 p.m. Eastern Time). Mr. William S. Ashmore, President and Chief Operating Officer, will discuss 2002 and the fourth quarter of 2002 results of operations and provide a general update followed by a question and answer session. The conference call will be limited for discussion to certain buyside and sellside analysts and will be open for listen only to all interested parties.

If you would like to participate in the conference call, you may listen by dialing (800) 350-9149, conference ID number 7941006, or access the web cast via our web site at http://www.impaccompanies.com/IMH/IMH_main.asp. To participate in the conference call, dial in fifteen minutes prior to the scheduled start time. The conference call will be archived on the Company's web site at www.impaccompanies.com and can be accessed by linking to Impac Mortgage Holdings, Inc./Audio Archives. You can subscribe to receive instant notification of conference calls, new releases and the monthly unaudited fact sheet, which will be available on January 31, 2003, by using our e-mail alert feature located at the web site under Impac Mortgage Holdings, Inc./Investor Relations/Email Alerts.

Note: Safe Harbor "Statement under the Private Securities Litigation Reform Act of 1995." This release contains forward-looking statements including statements relating to the expected performance of the Company's businesses, reporting schedules and earnings expectations. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things, failure to achieve projected earning levels, the timely and successful implementation of strategic initiatives, the ability to generate sufficient liquidity, interest rate fluctuations on our assets that differ from those on our liabilities, increase in prepayment rates on our mortgage assets, changes in assumptions regarding estimated loan losses or interest rates, the availability of financing and, if available, the terms of any financing, changes in estimations of acquisition and origination and resale pricing of mortgage loans, changes in markets which the Company serves, including the market for Alt-A mortgages and fixed rate loans, the inability to originate multi-family or sub-prime mortgages, changes in general market and economic conditions, unanticipated delays in generating reports and other factors described in this press release and under "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks and other factors not presently identified, the Company's results may differ materially from its expectations and projections. We will update and revise our estimates based on actual conditions experienced, however, it is not practicable to publish all revisions and as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above may continue to be accurate in the future.

                          IMPAC MORTGAGE HOLDINGS, INC.
                    (in thousands, except per share amounts)
                                   (unaudited)

Balance Sheets:

                                                      As of December 31,
                                                  --------------------------
                                                      2002           2001
                                                  -----------    -----------
Cash and cash equivalents                         $   113,345    $    51,887
Investment securities available-for-sale               26,065         32,989
Loans receivable:
     CMO collateral                                 5,149,680      2,229,168
     Finance receivables                            1,140,248        466,649
     Mortgage loans held-for-investment                57,536         20,078
     Allowance for loan losses                        (26,602)       (11,692)
                                                  -----------    -----------
         Net Loans Receivable                       6,320,862      2,704,203

Investment in Impac Funding Corporation                20,787         19,126
Due from affiliates                                    14,500         14,500
REO properties                                         11,116          8,137
Accounts receivable                                     1,293          3,946
Other assets                                           43,805         19,946
                                                  -----------    -----------
     Total Assets                                 $ 6,551,773    $ 2,854,734
                                                  ===========    ===========

CMO borrowings                                    $ 5,041,751    $ 2,151,400
Reverse repurchase agreements                       1,168,029        469,491
Borrowings secured by investment securities             7,134         12,997
Other liabilities                                      31,371         17,481
Stockholders' equity                                  303,488        203,365
                                                  -----------    -----------
     Total Liabilities and Stockholders' Equity   $ 6,551,773    $ 2,854,734
                                                  ===========    ===========

Statements of Operations:

                                                              For the Three               For the
                                                              Months Ended,             Year Ended,
                                                               December 31,             December 31,
                                                           ---------------------    ---------------------
                                                              2002        2001         2002        2001
                                                           ---------   ---------    ---------   ---------
Interest income                                            $  72,419   $  40,582    $ 226,416   $ 156,615
Interest expense                                              47,120      26,809      144,807     112,012
                                                           ---------   ---------    ---------   ---------
   Net interest income                                        25,299      13,773       81,609      44,603
Provision for loan losses                                      6,546       6,254       19,848      16,813
                                                           ---------   ---------    ---------   ---------
     Net interest income after provision for loan losses      18,753       7,519       61,761      27,790
                                                           ---------   ---------    ---------   ---------
Equity in net earnings of Impac Funding Corporation            4,257       3,055       17,073      10,912
Other non-interest income                                      1,290       3,048        4,509       6,467
                                                           ---------   ---------    ---------   ---------
     Total non-interest income                                 5,547       6,103       21,582      17,379
                                                           ---------   ---------    ---------   ---------
Professional services                                          1,000       1,019        3,649       2,747
General and administrative and other expense                     615         413        1,716       1,753
Personnel expense                                                542         345        1,868       1,211
Loss (gain) on disposition of real estate owned                   34        (347)         154      (1,931)
Write-down on investment securities available-for-sale            --         269        1,039       2,217
Mark-to-market loss - SFAS 133                                    --         107           --       3,821
                                                           ---------   ---------    ---------   ---------
     Total non-interest expense                                2,191       1,806        8,426       9,818
                                                           ---------   ---------    ---------   ---------
Earnings before taxes, extraordinary item and
   cumulative effect of change in accounting principle        22,109      11,816       74,917      35,351
Alternative minimum tax                                           --        (550)          --        (550)
Extraordinary item                                                --          --           --      (1,006)
Cumulative effect of change in accounting principle               --       3,696           --        (617)
                                                           ---------   ---------    ---------   ---------
Net earnings                                                  22,109      14,962       74,917      33,178
Less: Cash dividends on 10.5% cumulative convertible
            preferred stock                                       --          --           --      (1,575)
                                                           ---------   ---------    ---------   ---------
Net earnings available to common stockholders              $  22,109   $  14,962    $  74,917   $  31,603
                                                           =========   =========    =========   =========

Earnings per share before taxes, extraordinary item and
cumulative effect of change in accounting principle:
     Basic                                                 $    0.50   $    0.37    $    1.87   $    1.41
     Diluted                                                    0.50        0.37         1.84        1.25

Net earnings per share:
     Basic                                                 $    0.50   $    0.49    $    1.87   $    1.34
     Diluted                                                    0.50        0.48         1.84        1.19

Dividends declared per common share                        $    0.48   $    0.44    $    1.76   $    0.69

Weighted average shares outstanding:
     Basic                                                    43,808      30,512       40,099      23,510
     Diluted                                                  44,516      30,862       40,773      27,952

Common shares outstanding                                     45,321      32,002       45,321      32,002

                          IMPAC MORTGAGE HOLDINGS, INC.
                    (in thousands, except per share amounts)
                                   (unaudited)

            Reconciliation of Core Operating Earnings to Net Earnings

                                                               For the Three             For the
                                                               Months Ended,           Year Ended,
                                                               December 31,            December 31,
                                                            -------------------    -------------------
                                                              2002       2001        2002       2001
                                                            --------   --------    --------   --------
Net earnings                                                $ 22,109   $ 14,962    $ 74,917   $ 33,178
Adjustments to net earnings:
   Mark-to-market loss - SFAS 133                                 --        107          --      3,821
   Alternative minimum tax                                        --        550          --        550
   Write-down on investment securities available-for-sale         --        269       1,039      2,217
   Extraordinary item                                             --         --          --      1,006
   Cumulative effect of change in accounting principle            --     (3,696)         --        617
   Tax-effected recovery of previously charged-off
       assets at IFC                                              --       (668)         --       (668)
   Recovery of previously charged-off assets                      --     (2,145)         --     (2,145)
                                                            --------   --------    --------   --------
Core operating earnings                                     $ 22,109   $  9,379    $ 75,956   $ 38,576
                                                            ========   ========    ========   ========
Core operating earnings per diluted share                   $   0.50   $   0.30    $   1.86   $   1.38
                                                            ========   ========    ========   ========
Diluted weighted average shares outstanding                   44,516     30,862      40,773     27,952
                                                            ========   ========    ========   ========

         Reconciliation of Estimated Taxable Income to Net Earnings (1)

                                                               For the Three             For the
                                                               Months Ended,           Year Ended,
                                                                December 31,           December 31,
                                                            -------------------    -------------------
                                                            2002 (2)   2001 (3)    2002 (2)   2001 (4)
                                                            --------   --------    --------   --------
Net earnings                                                $ 22,109   $ 14,962    $ 74,917   $ 33,178
Adjustments to net earnings:
   Loan loss provision                                         6,546      6,254      19,848     16,813
   Dividends from IFC                                          2,970      2,475      12,870      8,894
   Tax deduction for actual loan losses                       (1,508)    (2,504)     (4,938)   (10,211)
   Equity in net earnings of IFC                              (4,257)    (3,055)    (17,073)   (10,912)
   Alternative minimum tax                                        --        550          --        550
   Net miscellaneous tax adjustments                              --         --          --         13
                                                            --------   --------    --------   --------
Estimated taxable income                                    $ 25,860   $ 18,682    $ 85,624   $ 38,325
                                                            ========   ========    ========   ========
Estimated taxable income per diluted share                  $   0.58   $   0.61    $   2.10   $   1.37
                                                            ========   ========    ========   ========
Diluted weighted average shares outstanding                   44,516     30,862      40,773     27,952
                                                            ========   ========    ========   ========

(1) Estimated taxable income include estimates of book to tax adjustments and can differ from actual taxable income as calculated when the Company files its annual tax return.

(2) Excludes the deduction for dividends paid and the availability of a deduction attributable to a net operating loss carryforward.

(3) Excludes the deduction for dividends paid and the availability of a deduction attributable to a net operating loss carryforward in addition to a quarterly tax deduction of approximately $2.7 million for amortization of the termination of the Company's management agreement.

(4) Actual taxable income per the Company's 2001 tax return. Excludes the deduction for dividends paid and the availability of a deduction attributable to a net operating loss carryforward in addition to a tax deduction of approximately $10.8 million for amortization of the termination of the Company's management agreement.

                              Other Financial Data

                                                            For the Three                 For the
                                                            Months Ended,               Year Ended,
                                                             December 31,               December 31,
                                                      ------------------------    ------------------------
                                                         2002          2001          2002          2001
                                                      ----------    ----------    ----------    ----------
Diluted book value per share                          $     6.70    $     6.35    $     6.70    $     6.35
Pro forma diluted book value per share (1)                  7.80          7.23          7.80          7.23
Return on average assets                                    1.49%         2.24%         1.70%         1.48%
Return on average equity                                   31.37%        28.84%        28.70%        17.40%
Pro forma return on average assets (2)                      1.49%         1.40%         1.73%         1.57%
Pro forma return on average equity (2)                     31.37%        18.08%        29.10%        18.47%
Assets to equity ratio                                   21.59:1       14.04:1       21.59:1       14.04:1
Debt to equity ratio                                     20.48:1       12.95:1       20.48:1       12.95:1
Allowance for loan losses to total loans receivable         0.42%         0.43%         0.42%         0.43%
Prepay penalties as a % of mortgages securing CMOs            72%           49%           72%           49%
CPR on mortgages securing CMOs                                25%           28%           25%           34%
Total non-performing assets (3)                       $  130,614    $   69,273    $  130,614    $   69,273
Total non-performing assets to total assets                 1.99%         2.43%         1.99%         2.43%
Total mortgages owned 60+ days delinquent (4)         $  161,260    $   82,700    $  161,260    $   82,700
60+ day delinquency rate of mortgages owned                 3.22%         3.84%         3.22%         3.84%
Master servicing portfolio                            $8,694,474    $5,568,740    $8,694,474    $5,568,740
60+ day delinquency rate of mortgages in the master
   servicing portfolio (4)                                  4.73%         5.38%         4.73%         5.38%

(1) Pro forma book value excludes unrealized mark-to-market loss on derivative instruments that are reflected on the financial statements as a reduction to stockholder's equity.

(2)   Based on core operating earnings.

(3) Non-performing assets include mortgages owned that are 90+ days delinquent, including foreclosures and bankruptcies, plus other real estate owned.

(4)   Includes foreclosures and delinquent bankruptcies.

                          IMPAC MORTGAGE HOLDINGS, INC.
                    (in thousands, except per share amounts)
                                   (unaudited)

       Yield Analysis of Mortgage Assets and Borrowings on Mortgage Assets

                                                    For the                  For the
                                               Three Months Ended,      Three Months Ended,
                                                December 31, 2002        December 31, 2001
                                              ----------------------   ---------------------
                                                Avg Bal      Yield      Avg Bal      Yield
                                              ----------    --------   ----------   --------
Investment securities available-for-sale      $   26,336       5.36%   $   34,253      6.07%
CMO collateral                                 4,591,776       4.96%    1,911,579      6.44%
Mortgage loans held-for-investment               213,402       5.17%       85,055      5.05%
Finance receivables                              952,111       4.95%      535,401      5.54%
                                              ----------               ----------
   Total Mortgage Assets                      $5,783,625       4.97%   $2,566,288      6.20%
                                              ==========               ==========

CMO borrowings                                 4,516,563       3.43%    1,844,523      4.51%
Reverse repurchase agreements                  1,133,396       2.77%      588,272      3.62%
Borrowings secured by investment securities        7,893      20.07%       14,172     17.16%
                                              ----------               ----------
   Total Borrowings on Mortgage Assets        $5,657,852       3.32%   $2,446,967      4.37%
                                              ==========               ==========

Net Interest Spread on Mortgage Assets                         1.64%                   1.83%
Net Interest Margin on Mortgage Assets                         1.72%                   2.04%


                                                    For the                  For the
                                                   Year Ended,              Year Ended,
                                                December 31, 2002        December 31, 2001
                                              ----------------------   ----------------------
                                               Avg Bal       Yield      Avg Bal      Yield
                                              ----------    --------   ----------   --------
Investment securities available-for-sale      $   28,931       5.31%   $   34,199     10.28%
CMO collateral                                 3,387,720       5.24%    1,519,702      7.13%
Mortgage loans held-for-investment               114,519       4.91%      137,130      5.97%
Finance receivables                              746,532       5.01%      474,192      7.15%
                                              ----------               ----------
   Total Mortgage Assets                      $4,277,702       5.19%   $2,165,223      7.11%
                                              ==========               ==========

CMO borrowings                                 3,302,988       3.57%    1,444,033      5.39%
Reverse repurchase agreements                    814,248       2.90%      580,605      5.31%
Borrowings secured by investment securities       10,037      18.45%       17,199     14.92%
                                              ----------               ----------
   Total Borrowings on Mortgage Assets        $4,127,273       3.47%   $2,041,837      5.45%
                                              ==========               ==========

Net Interest Spread on Mortgage Assets                         1.72%                   1.66%
Net Interest Margin on Mortgage Assets                         1.84%                   1.98%

                             Acquisition Summary (1)

                                       For the Three Months Ended,                  For the Year Ended,
                                               December 31,                             December 31,
                                      --------------------------------------------------------------------------
                                               2002             2001                2002              2001
                                      --------------------------------------------------------------------------
                                        Volume      %      Volume      %      Volume      %      Volume      %
                                        ------      -      ------      -      ------      -      ------      -
Acquisitions by Type:
   Fixed rate first trust deeds       $  399,006    33   $       --     0   $  599,566    15   $   17,028     1
   Fixed rate second trust deeds              --     0        4,000     1          311     0          259     0
   Adjustable rate:
      Six month LIBOR ARMs               624,102            257,138          2,351,300            374,114
      Six month LIBOR hybrids (2)        188,261            317,411            940,080          1,094,942
                                      ----------         ----------         ----------         ----------
   Total adjustable rate                 812,363    67      574,549    99    3,291,380    85    1,469,056    99
                                      ----------         ----------         ----------         ----------
Total loan production                 $1,211,369         $  578,549         $3,891,257         $1,486,343
                                      ==========         ==========         ==========         ==========

Acquisitions by Credit Quality:
   Alt-A loans                        $1,208,026   100   $  574,038    99   $3,875,903   100   $1,475,269    99
   B/C loans                               3,343     0        4,511     1       15,354     0       11,074     1
                                      ----------         ----------         ----------         ----------
Total loan acquisitions               $1,211,369         $  578,549         $3,891,257         $1,486,343
                                      ==========         ==========         ==========         ==========

Acquisitions by Purpose:
   Purchase                           $  683,886    56   $  383,234    66   $2,336,451    60   $  997,350    67
   Refinance                             527,483    44      195,315    34    1,554,806    40      488,993    33
                                      ----------         ----------         ----------         ----------
Total loan acquisitions               $1,211,369         $  578,549         $3,891,257         $1,486,343
                                      ==========         ==========         ==========         ==========

Acquisitions by Prepayment Penalty:
   With prepayment penalty            $1,024,133    85   $  342,810    59   $3,074,741    79   $  876,798    59
   Without prepayment penalty            187,236    15      235,739    41      816,516    21      609,545    41
                                      ----------         ----------         ----------         ----------
Total loan acquisitions               $1,211,369         $  578,549         $3,891,257         $1,486,343
                                      ==========         ==========         ==========         ==========

(1) Excludes premiums paid for acquiring mortgage loans and $25.8 million of multi-family mortgages originated by IMCC.

(2) Mortgage loans are fixed rate for initial two to five year periods and subsequently adjust to indicated index plus a margin.

                            IMPAC FUNDING CORPORATION
                                 (in thousands)
                                   (unaudited)

Balance Sheets:

                                                            As of December 31,
                                                           ---------------------
                                                             2002         2001
                                                           --------     --------
Cash                                                       $ 22,773     $ 28,612
Securities available-for-sale                                   129        3,394
Mortgage loans held-for-sale                                495,877      174,172
Mortgage servicing rights                                     8,274        8,468
Premises and equipment, net                                   4,948        5,333
Other assets                                                 43,585       19,823
                                                           --------     --------
     Total Assets                                          $575,586     $239,802
                                                           ========     ========

Warehouse facilities                                       $491,383     $174,136
Due to affiliates                                            14,500       14,500
Deferred revenue                                              5,088        4,479
Other liabilities                                            43,618       27,367
Shareholders' equity                                         20,997       19,320
                                                           --------     --------
     Total Liabilities and Shareholders' Equity            $575,586     $239,802
                                                           ========     ========

Statements of Operations:

                                                                 For the                For the
                                                            Three Months Ended,        Year Ended,
                                                                December 31,           December 31,
                                                           --------------------    --------------------
                                                             2002        2001        2002        2001
                                                           --------    --------    --------    --------
Interest income                                            $  7,749    $  5,861    $ 30,393    $ 24,175
Interest expense                                              5,243       4,263      22,125      20,865
                                                           --------    --------    --------    --------
     Net interest income                                      2,506       1,598       8,268       3,310

Gain on sale of loans                                        21,677      14,003      71,064      46,949
Loan servicing income (expense)                                (642)       (168)     (1,863)      2,140
Other non-interest income                                        50       4,684       2,140       5,005
                                                           --------    --------    --------    --------
     Total non-interest income                               21,085      18,519      71,341      54,094
                                                           --------    --------    --------    --------

Personnel expense                                             7,328       5,783      25,746      16,559
General and administrative and other expense                  4,996       3,852      18,002      12,352
Amortization and impairment of mortgage servicing rights      1,385       1,587       4,914       5,344
Mark-to-market loss (gain) - SFAS 133                         1,692         391      (1,700)        346
Provision for repurchases and loan losses                       652       2,983       2,806       3,498
                                                           --------    --------    --------    --------
     Total non-interest expense                              16,053      14,596      49,768      38,099
                                                           --------    --------    --------    --------

Earnings before income taxes and cumulative
   effect of change in accounting principle                   7,538       5,521      29,841      19,305
Income taxes                                                  3,238       2,435      12,595       8,300
                                                           --------    --------    --------    --------
Earnings before cumulative effect of change in
   accounting principle                                       4,300       3,086      17,246      11,005
Cumulative effect of change in accounting principle              --          --          --          17
                                                           --------    --------    --------    --------
Net earnings                                                  4,300       3,086      17,246      11,022
Less: Cash dividends on preferred stock                      (2,970)     (2,475)    (12,870)     (8,894)
                                                           --------    --------    --------    --------
Net earnings available to common stockholders              $  1,330    $    611    $  4,376    $  2,128
                                                           ========    ========    ========    ========

                    IMPAC FUNDING CORPORATION
                          (in thousands)
                           (unaudited)

                      Production Summary (1)

                                       For the Three Months Ended,                  For the Year Ended,
                                               December 31,                             December 31,
                                      --------------------------------------------------------------------------
                                               2002             2001                2002              2001
                                      --------------------------------------------------------------------------
                                        Volume      %      Volume      %      Volume      %      Volume      %
                                        ------      -      ------      -      ------      -      ------      -
Production by Type:
   Fixed rate first trust deeds       $  840,250    50   $  401,218    41   $2,159,696    36   $1,570,225    50
   Fixed rate second trust deeds          20,426     1       13,195     1       82,145     1       43,074     1
   Adjustable rate:
      Six month LIBOR ARMs               551,761            251,122          2,426,865            410,002
      Six month LIBOR hybrids (2)        281,271            311,541          1,276,792          1,131,327
                                      ----------         ----------         ----------         ----------
   Total adjustable rate                 833,032    49      562,663    58    3,703,657    62    1,541,329    49
                                      ----------         ----------         ----------         ----------
Total loan production                 $1,693,708         $  977,076         $5,945,498         $3,154,628
                                      ==========         ==========         ==========         ==========

Production by Channel:
   Correspondent acquisitions         $1,278,842    76   $  715,645    73   $4,451,541    75   $2,383,018    76
   Wholesale and retail originations     301,691    18      192,862    20    1,089,008    18      683,060    22
   Novelle Financial Services, Inc.      113,175     7       68,569     7      404,949     7       88,550     3
                                      ----------         ----------         ----------         ----------
Total loan production                 $1,693,708         $  977,076         $5,945,498         $3,154,628
                                      ==========         ==========         ==========         ==========

Production by Credit Quality:
   Alt-A loans                        $1,575,306    93   $  902,900    92   $5,515,573    93   $3,046,532    97
   B/C loans                             118,402     7       74,176     8      429,925     7      108,096     3
                                      ----------         ----------         ----------         ----------
Total loan production                 $1,693,708         $  977,076         $5,945,498         $3,154,628
                                      ==========         ==========         ==========         ==========

Production by Purpose:
   Purchase                           $  815,440    48   $  565,496    58   $3,288,566    55   $1,938,715    61
   Refinance                             878,268    52      411,580    42    2,656,932    45    1,215,913    39
                                      ----------         ----------         ----------         ----------
Total loan production                 $1,693,708         $  977,076         $5,945,498         $3,154,628
                                      ==========         ==========         ==========         ==========

Production by Prepayment Penalty:
   With prepayment penalty            $1,385,227    82   $  650,504    67   $4,677,078    79   $2,058,746    65
   Without prepayment penalty            308,481    18      326,572    33    1,268,420    21    1,095,882    35
                                      ----------         ----------         ----------         ----------
Total loan production                 $1,693,708         $  977,076         $5,945,498         $3,154,628
                                      ==========         ==========         ==========         ==========

(1)   Excludes premiums paid for acquiring and originating mortgage loans.

(2) Mortgage loans are fixed rate for initial two to five year periods and subsequently adjust to indicated index plus a margin.